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                      May 8, 2020

       Mike Randolfi
       Chief Financial Officer
       Adtalem Global Education Inc.
       500 West Monroe Street
       Chicago, Illinois 60661

                                                        Re: Adtalem Global
Education Inc.
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2019
                                                            Filed August 28,
2019
                                                            File No. 001-13988

       Dear Mr. Randolfi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services